Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Murano Global Investments Limited on Form F-4 of our report dated March 29, 2023, which includes an explanatory paragraph as to HCM Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of HCM Acquisition Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 5, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
August 9, 2023